EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made and entered into on this 1st day of September, 2022 by and between Arvana Inc., a Nevada corporation ("Company"), and Ruairidh Campbell, a resident of Texas ("Executive").

W I T N E SS E T H

WHEREAS, the Executive serves as Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer of the Company;

WHEREAS, the Executive possesses intimate knowledge of the business and affairs of the Company, its policies, methods and personnel;

WHEREAS, the Board of Directors of the Company recognizes that the Executive will contribute to the growth and success of the Company, and desires to assure the Company of the Executive's continued engagement and to compensate him therefore;

WHEREAS, the Board has determined that this Agreement will reinforce and encourage the Executive's continued attention and dedication to the Company;

WHEREAS, the Executive is willing to make his services available to the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1. Definitions.

When used in this Agreement, the following terms shall have the following meanings:

(a)  “Accrued Obligations” means:

(i)  all accrued but unpaid Base Salary through the end of the Term of Employment;

(ii)  any unpaid or un-reimbursed expenses incurred in accordance with Company policy, including amounts due under Article 5(a) hereof, to the extent incurred during the Term of Employment; and

(iii)  those vested benefits provided under the Company’s employee benefit plans, stock options plans, programs or arrangements in which the Executive participates, in accordance with the terms thereof.

(iv)  any earned unpaid Bonus in respect to any completed fiscal year that has ended on or prior to the end of the Term of Employment; and

(v)  rights to indemnification by virtue of the Executive’s position as an officer or director of the Company or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms thereof.

(b)  “Affiliate” means any entity that controls, is controlled by, or is under common control with, the Company.

(c)  “Base Salary” means the salary provided for in Article 4(a) hereof or any increased salary granted to Executive pursuant to Article 4(a) hereof.

(d)  “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(e)  “Board” means the Board of Directors of the Company.

(f)  “Bonus” means any bonus payable to the Executive pursuant to Article 4(b) hereof.

(g)  “Bonus Period” means the period for which a Bonus is payable. Unless otherwise specified by the Board, the Bonus Period shall be the fiscal year of the Company.

(h)  “Cause” means:

(i)  a conviction of the Executive, or a plea of nolo contendere, to a felony involving moral turpitude; or

(ii)  willful misconduct or gross negligence by the Executive resulting, in either case, in material economic harm to the Company or any Related Entities; or

(iii)  a willful continued failure by the Executive to carry out the reasonable and lawful directions of the Board; or

(iv)  fraud, embezzlement, theft or dishonesty of a material nature by the Executive against the Company or any Affiliate or Related Entity, or a willful material violation by the Executive of a policy or procedure of the Company or any Affiliate or Related Entity, resulting, in any case, in material economic harm to the Company or any Affiliate or Related Entity; or

(v)  a willful material breach by the Executive of this Agreement.

An act or failure to act shall not be “willful” if (i) done by the Executive in good faith or (ii) the Executive reasonably believed that such action or inaction was in the best interests of the Company and the Related Entities.

(i)  “Change in Control” means:

(i)  the acquisition by any Person of Beneficial Ownership of more than fifty percent (50%) of the then outstanding shares of common stock of the Company (“Outstanding Company Common Stock”) (the foregoing Beneficial Ownership hereinafter being referred to as a "Controlling Interest"); provided, however, that for purposes of this definition, the following acquisitions shall not constitute or result in a Change of Control: (v) any acquisition directly from the Company; (w) any acquisition by the Company; (x) any acquisition by any person that as of the Commencement Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

(ii)  during any period of two (2) consecutive years (not including any period prior to the Commencement Date) individuals who constitute the Board on the Commencement Date (“Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Commencement Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)  consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding Company Common Stock and Outstanding Company voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding Company Common Stock and outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or any Person that as of the Commencement Date owns Beneficial Ownership of a Controlling Interest beneficially owns, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)  approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(j)  “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

(k)  “Code” means the Internal Revenue Code, as amended.

(l)  “Commencement Date” means September 1, 2022.

(m)  “Common Stock” means the common stock of the Company, par value $0.001 per share.

(n)  “Competitive Activity” means an activity that is in material or direct competition with the Company in any of the States within the United States, or countries within the world, in which the Company conducts business with respect to a business in which the Company engaged while the Executive was employed by the Company.

(o)  “Confidential Information” means all trade secrets and information disclosed to the Executive or known by the Executive as a consequence of or through the unique position of his employment with the Company or any Related Entity (including information conceived, originated, discovered or developed by the Executive and information acquired by the Company or any Related Entity from others) prior to or after the date hereof, and not generally or publicly known (other than as a result of unauthorized disclosure by the Executive), about the Company or any Related Entity or its business.

(p)  “Disability” means the Executive’s inability, or failure, to perform the essential functions of his position, with or without reasonable accommodation, for any period of three months or more in any 12 month period, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(q)  “Equity Awards” means any stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock or other equity based awards granted by the Company or any of its Affiliates to the Executive.

(r)  “Excise Tax” means any excise tax imposed by Section 4999 of the Code, together with any interest and penalties imposed with respect thereto, or any interest or penalties are incurred by the Executive with respect to any such excise tax.

(s)  “Expiration Date” means the date on which the Term of Employment, including any renewals thereof under Article 3(b), shall expire.

(t)  “Good Reason” means:

(i)  the assignment to the Executive of any duties inconsistent in any material respect with the Executive's position (including status, titles and reporting requirements), authority, duties or responsibilities as contemplated by Article 2(b) of this Agreement, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii)  any material failure by the Company to comply with any of the material provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii)  any instruction by the Company to act in any manner that is unlawful or contrary to Securities and Exchange Commission rules and regulations, other than an isolated, insubstantial or inadvertent instruction not given in bad faith that is remedied by the Company promptly after receipt of notice thereof given by the Executive; and

(iv)  any termination by the Company of the Executive’s employment other than for Cause pursuant to Article 6(b), or by reason of the Executive’s Disability pursuant to Article 6(c) of this Agreement, prior to the Expiration Date

(u)  “Group” shall have the meaning ascribed to such term in Section 13(d) of the Securities Exchange Act of 1934.

(v)  “Initial Term” means September 1, 2022 to August 31, 2024.

(w)  “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934 and used in Sections 13(d) and 14(d) thereof.

(x)  “Related Entity” means any subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by Board in which the Company or a subsidiary holds a substantial ownership interest.

(y)  “Restricted Period” shall be the Term of Employment and if the Term of Employment is terminated for any reason other than by the Company for Cause or by the Executive for Good Reason, the eighteen (18) month period immediately following termination of the Term of Employment. Notwithstanding the foregoing, the Restricted Period shall end in the event that (i) the Company fails to make any payments or provide any Benefits required by Article 6 hereof with 15 days of written notice from the Executive of such failure, or (ii) the Company no longer has the rights to the confidential information.

(z)  “Severance Amount” shall be in the event of termination of the Executive’s employment by the Company without Cause, or by the Executive with Good Reason, an amount equal to the following based on when the Termination Date occurs after the Commencement Date: a) 0-12 months -$40,000, b) 13-24 months - $80,000 and c) over 24 months - $120,000. The total amount shall be due within one month of the effective date of the Termination Date.

(aa)  “Severance Term” means the one (1) year period following the Termination Date.

(bb)  “Stock Option” means a right granted to the Executive under Article 4(c) hereof to purchase Common Stock under the Company’s Stock Option Plan.

(cc)  “Stock Incentive Plan” means the Arvana Inc. 2022 Stock Incentive Plan adopted by the Company on September 30, 2022, as amended from time to time, and any successor plan thereto.

(dd)  “Term of Employment” means the period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement.

(ee)  “Termination Date” means the date on which Executive’s employment ends.

2. EMPLOYMENT

(a) Employment and Term. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company during the Term of Employment on the terms and conditions set forth herein.

(b) Duties of Executive. During the Term of Employment, the Executive shall be employed and serve as Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer of the Company, and shall have such duties typically associated with such titles, including, without limitation, coordination of the day to day administration and management of the Company; compilation of the Company’s financial statements in coordination with a competent accounting service; compilation and review of the Company’s public disclosure documentation including reports with the Securities & Exchange Commission, FINRA, OTC and other relevant regulatory authorities; and synchronization with the Board and its respective committees as necessary to ensure the orderly operation of the Company. The Executive shall faithfully and diligently perform all services as may be reasonably assigned to him for his positions by the Board, and shall exercise such power and authority as may from time to time be delegated to him by the Board.

(c)  Performance. Executive shall (i) devote sufficient time to the business of the Company to fully perform his duties; (ii) faithfully serve the Company; (iii) in all respects conform to and comply with lawful and reasonable instructions given by the Board in accordance with the terms of this Agreement; and (iv) use reasonable business efforts to promote and serve the interests of the Company. Notwithstanding the foregoing, provided the following does not interfere with Executive’s ability to perform his duties under this Agreement, Executive may (i) participate in outside business activities for remuneration; (ii) participate in the activities of professional trade organizations related to the business of Company or its affiliates; (iii) engage in personal investing activities; and (iv) devote reasonable amounts of time to civic, social, community, charitable or religious pursuits.

3. TERM

(a)  Initial Term. The initial Term of Employment under this Agreement, and the employment of the Executive hereunder, shall commence on the Commencement Date and shall expire on August 31, 2024, unless sooner terminated in accordance with Article 6 hereof.

(b)  Renewal Terms. At the end of the Initial Term, the Term of Employment automatically shall renew for two (2) successive one (1) year terms (subject to earlier termination as provided in Section 6 hereof), unless the Company or the Executive delivers written notice to the other at least three (3) months prior to the Expiration Date of its or his election not to renew the Term of Employment.

4. COMPENSATION AND BENEFITS.

(a) Base Executive Fee. The Executive shall earn a Base Salary at the annual rate of $120,000 ($10,000 per month) during the Term of Employment, with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Compensation Committee of the Board, be increased at any time or from time to time, but may not be decreased from the then current Base Salary.

(b) Bonus.

(i)  The Executive shall receive such additional bonuses, if any, as the Compensation Committee and the Board of Directors may in its sole and absolute discretion determine.

(ii)  Any Bonus payable pursuant to this Article 4(b) shall be paid by the Company to the Executive within three (3) months after the end of the Bonus Period for which it is payable

(c) Stock Options. The Executive shall be granted 500,000 Stock Options, from the Stock Incentive Plan, at an exercise price of $0.26 per share, which Stock Options shall vest as follows: 250,000 options on August 31, 2023, and 250,000 options on August 31, 2024, subject to the terms and conditions of the Stock Option Agreement (attached hereto as Appendix A) subject to all terms and conditions of the Stock Incentive Plan and all rules or regulations of the Securities and Exchange Commission applicable thereto. Future stock option grants, and the terms and conditions thereof, shall be determined by the Stock Incentive Plan Committee and the Board, or by the Board in its discretion, pursuant to the Stock Incentive Plan or the plan or arrangement pursuant to which they are granted. Notwithstanding anything to the contrary herein or in any other document or agreement between the Company and Executive, each Stock Option granted to Executive shall have an exercise price that is not less than the fair market value of the Company’s Common Stock on the date of the grant.

5. Expense Reimbursement AND OTHER BENEFITS

(a) Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

(b) Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, vision, hospitalization, and prescription coverage on the terms and conditions of any health insurance, accidental death and dismemberment, disability, travel and life insurance plans, hereinafter offered by the Company to its executive personnel.

(c)  Other Benefits. The Executive shall be entitled to two (2) weeks of paid vacation each calendar year during the Term of Employment on the first anniversary of the Commencement Date, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Executive hereunder. Any vacation time not taken by Executive during any calendar year may be carried forward into any succeeding calendar year, subject to a maximum accrual of four (4) weeks. The Executive shall receive such additional benefits, if any, as the Board of the Company shall from time to time determine.

6. TERMINATION.

(a)  General. The Term of Employment shall terminate upon the earliest to occur of (i) Executive’s death, (ii) termination by the Company by reason of the Executive’s Disability, (iii) termination by the Company with or without Cause, (iv) a termination by Executive with or without Good Reason, and (v) expiration of the Term of Employment. Upon termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, the Executive shall resign from any and all directorships, committee memberships or any other positions Executive holds with the Company or any of its subsidiaries.

(b)  Termination by Company for Cause. The Company shall at all times have the right to terminate the Term of Employment for Cause. In no event shall a termination of the Executive’s employment for Cause occur unless the Company gives written notice to the Executive in accordance with this Agreement stating with reasonable specificity the events or actions that constitute Cause and providing the Executive with an opportunity to cure (if curable) within a reasonable period of time. No termination of the Executive’s employment for Cause shall be permitted unless the Termination Date occurs during the 120-day period immediately following the date that the events or actions constituting Cause first become known to the Board. Cause shall in no event be deemed to exist except upon a decision made by the Board, at a meeting, duly called and noticed, to which the Executive shall be invited upon proper notice. If the Executive’s employment is terminated by the Company for Cause by reason of Article 6(b) hereof, and the Executive’s conviction is overturned on appeal, then the Executive’s employment shall be deemed to have been terminated by the Company without Cause in accordance with Article 6(e) below. In the event that the Term of Employment is terminated by the Company for Cause, Executive shall be entitled to the Accrued Obligations through the date of termination, and any rights and benefits to which the Executive is entitled at law. Any Stock Options that have not vested at the time of termination of Executive for cause shall expire, and Executive shall have twelve (12) months from the date of termination to exercise any vested stock options, after which time, such vested options shall expire.

(c)  Disability. The Executive's employment hereunder shall terminate upon his Disability. The Executive's employment shall terminate in such a case on the last day of the applicable period; provided, however, in no event shall the Executive be terminated by reason of Disability unless the Executive receives written notice from the Company, at least 30 days in advance of such termination, stating its intention to terminate the Executive for reason of Disability and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. In the event that the Term of Employment is terminated due to the Executive’s Disability, the Executive shall be entitled to:

(i)  Accrued Obligations, payable as and when those amounts would have been payable; and

(ii)  the continuation of the health benefits provided to Executive and his covered dependents under the Company’s health plans as in effect from time to time after the Termination Date at the same cost applicable to active employees until the expiration of the Severance Term, provided, however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to COBRA.

(d)  Death. In the event that the Term of Employment is terminated due to the Executive’s death, the Executive shall be entitled to:

(i) Accrued Obligations; and

(ii) the continuation of the health benefits provided to the Executive’s covered dependents under the Company health plans as in effect from time to time after the Executive’s death at the same cost applicable to dependents of active employees until the expiration of the Severance Term; provided, however, that as a condition of continuation of such benefits, the Company may require the covered dependents to elect to continue such health insurance pursuant to COBRA.

(e)  Termination Without Cause. The Company may terminate the Term of Employment at any time without Cause, by written notice to the Executive not less than 30 days prior to the effective date of such termination. In the event that the Term of Employment is terminated by the Company without Cause (other than due to the Executive’s Death or Disability) the Executive shall be entitled to:

(i)  Accrued Obligations through the date of Termination, to include any Stock Options not already vested in accordance with Exhibit A will automatically vest;

(ii) Severance Amount, payable in cash in three equal installments commencing 15 days, 45 days and 75 days after the Termination Date; and

(iii)  the continuation of the health benefits provided to Executive and his covered dependents under health plans as in effect from time to time after the date of such termination at the same cost applicable to active employees until the expiration of the Severance Term; provided however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to COBRA.

(f)  Termination by Executive for Good Reason. The Executive may terminate the Term of Employment for Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within one hundred and twenty (120) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, the Executive’s termination shall be effective upon the date immediately following the expiration of the thirty (30) day notice period, and the Executive shall be entitled to the same payments and benefits as provided in Article 6(e) above for a termination without Cause.

(g)  Termination by Executive Without Good Reason. The Executive may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by the Executive under this Section 6(g), the Executive shall be entitled only to the Accrued Obligations and any rights and benefits to which the Executive is entitled at law. In the event of termination of the Executive’s employment under this Article 6(g), the Company may, in its sole and absolute discretion, by written notice, accelerate such date of termination and still have it treated as a termination without Good Reason.

(h)  Termination Upon Expiration Date. In the event that Executive’s employment with the Company terminates upon the expiration of the Term of Employment, the Executive shall be entitled to and the Company shall pay the Executive:

(i)  Accrued Obligations; and

(ii)  the continuation of the health benefits provided to Executive and his covered dependents under the Company health plans as in effect from time to time after the date of such termination at the same cost applicable to active employees until the expiration of the Severance Term; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to COBRA.

(i)  Change in Control of the Company. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason during the 6-month period preceding the date of a Change in Control or the two 2 year period immediately following a Change in Control, the Executive shall be entitled to:

(i) Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended; including the vesting of Stock Options through the end of the Term of Employment;

(ii) a payment equal to the maximum Severance Amount; and

(iii) the continuation of the health benefits provided to Executive and his covered dependents under the Company health plans as in effect from time to time after the date of such termination at the same cost applicable to active employees until the expiration of the Severance Term; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to COBRA.

(j)  Release. Any payments due to Executive under this Article 6 (other than the Accrued Obligations or any unpaid expenses or payments due on account of the Executive’s death) shall be conditioned upon Executive’s execution of a general release of claims in the form attached hereto as Exhibit A (subject to such modifications as the Company reasonably may request).

(k)  Cooperation. Following the Term of Employment, the Executive shall give his assistance and cooperation willingly, upon reasonable advance notice with due consideration for his other business or personal commitments, in any matter relating to his position with the Company, or his expertise or experience as the Company may reasonably request, including his attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which he was involved or potentially had knowledge by virtue of his employment with the Company. In no event shall his cooperation materially interfere with his services for a subsequent employer or other similar service recipient. To the extent permitted by law, the Company agrees that (i) it shall promptly reimburse the Executive for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this Article 6(k) upon his presentation of documentation for such expenses and (ii) the Executive shall be reasonably compensated for any continued material services as required under this Article 6(k).

(l)  Return of Company Property. Following the Termination Date, the Executive or his personal representative shall return all Company property in his possession, including but not limited to all computer equipment (hardware and software), telephones, and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients.

(m)  § 409A. To the extent that the Executive otherwise would be entitled to any payment (whether pursuant to this Agreement or otherwise) during the six months beginning on the Termination Date that would be subject to the additional tax imposed under § 409A of the Code, (x) the payment shall not be made to the Executive during such six month period and instead shall be made to a trust in compliance with Revenue Procedure 92-64 (“Rabbi Trust”) and (y) the payment shall be paid to the Executive on the earlier of the six-month anniversary of the Termination Date or the Executive’s death or Disability. Similarly, to the extent that the Executive otherwise would be entitled to any benefit (other than a payment) during the six months beginning on the Termination Date that would be subject to the § 409A additional tax, the benefit shall be delayed and shall begin being provided (together, if applicable, with an adjustment to compensate the Executive for the delay) on the earlier of the six-month anniversary of the Termination Date, or the Executive’s death or Disability.

(i) The Company shall not take any action that would expose any payment or benefit to the Executive to the additional tax of § 409A, unless the Company is obligated to take the action under an agreement, plan or arrangement to which the Executive is a party, the Executive requests the action, the Company advises the Executive in writing that the action may result in the imposition of the additional tax, and the Executive subsequently requests the action in a writing that acknowledges that the Executive shall be responsible for any effect of the action under § 409A.

(ii) It is the Company’s intention that the benefits and rights to which the Executive could become entitled in connection with termination of employment comply with § 409A. If the Executive or the Company believes, at any time, that any of such benefit or right does not comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with § 409A (with the most limited possible economic effect on the Executive and on the Company).

(n)  Claw back of Certain Compensation and Benefits. If within the Severance Term on termination of the Executive’s employment with the Company for any reason other than by the Company for Cause:

(i) it is determined in good faith by the Board and in accordance with the due process requirements of Article 6(b) that the Executive’s employment could have been terminated by the Company for Cause under Article 6(b) (unless the Board knew or should have known that as of the Termination Date the Executive’s employment could have been terminated for Cause in accordance with Article 6(b)); or

(ii) if the Company determines that the Executive has engaged in fraudulent or intentional misconduct related to or materially affecting the Company’s business operations or the Executive’s duties at the Company; or

(iii) the Executive breaches Article 7, then, in addition to any other remedy that may be available to the Company in law or equity and/or pursuant to any other provisions of this Agreement, the Executive’s employment shall be deemed to have been terminated for Cause retroactively to the Termination Date and treated accordingly.

The Executive also shall be subject to the following provisions:

(a)  The Executive shall be required to pay to the Company, immediately upon written demand by the Board, notwithstanding Article 1 (a)(iii), Article 1(a)(iv), and Article 6(b), the additional amounts paid to Executive as a Bonus, or Severance; that Executive would not have received had Executive’s employment been terminated for Cause; and

(b)  The Executive shall be required to pay to the Company any additional amounts paid to Executive on or after the Termination Date (including the pre-tax cost to the Company of any benefits that are in excess of the total amount that the Company would have been required to pay and the pre-tax cost of any benefits that the Company would have been required to provide) that are in addition to those amounts Executive would have received if the Executive’s employment with the Company had been terminated by the Company for Cause in accordance with Article 6(b) above and;

(c) Notwithstanding Article 1 (a)(iii) and Article 6(b), the Executive shall forfeit at the discretion of the Board, based on the facts and circumstances surrounding the Executive’s culpability, all or a portion of the Stock Options granted pursuant to this Agreement, vested and unvested, or if Stock Options have been exercised, all or a portion of the shares so issued for cancellation upon payment by Company to Executive the full exercise price, while any remaining Stock Options, if any, may be rescinded by the Board.

7. Restrictive Covenants.

(a)  Non-competition. At all times during the Restricted Period, the Executive shall not, directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, owner, consultant, board member, security holder, creditor or otherwise), engage in any Competitive Activity, or have any direct or indirect interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity that directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, owner, consultant, board member, security holder, creditor, or otherwise) engages in a Competitive Activity; provided that the foregoing restriction shall not apply to the Executive's ownership of Common Stock of the Company or the ownership or acquisition by the Executive of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the NASDAQ Stock Market, or any similar system or automated dissemination of quotations of securities prices in common use not involved in Competitive Activity.

(b)  Non-solicitation of Employees and Certain Other Third Parties. At all times during the Restricted Period, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (i) employ or attempt to employ or enter into any contractual arrangement with any employee, consultant or independent contractor performing services for the Company, or any Affiliate or Related Entity, unless such employee, consultant or independent contractor, has not been employed or engaged by the Company for a period in excess of six (6) months, and/or (ii) call on or solicit any of the actual or targeted prospective customers or clients of the Company or any Affiliate or Related Entity on behalf of any person or entity in connection with any Competitive Activity, nor shall the Executive make known the names and addresses of such actual or targeted prospective customers or clients, or any information relating in any manner to the trade or business relationships of the Company or any Affiliates or Related Entities with such customers or clients, other than in connection with the performance of the Executive’s duties under this Agreement, and/or (iii) persuade or encourage or attempt to persuade or encourage any persons or entities with whom the Company or any Affiliate or Related Entity does business or has some business relationship to cease doing business or to terminate its business relationship with the Company or any Affiliate or Related Entity or to engage in any Competitive Activity on its own or with any competitor of the Company or any Affiliate or Related Entity.

(c)  Confidential Information. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and the Executive shall remain a fiduciary to the Company with respect to all of such information. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information as required to perform his duties under this Agreement or to the extent required by law. If any person or authority makes a demand on the Executive purporting to legally compel him to divulge any Confidential Information, the Executive immediately shall give notice of the demand to the Company so that the Company may first assess whether to challenge the demand prior to the Executive’s divulging of such Confidential Information. The Executive shall not divulge such Confidential Information until the Company either has concluded not to challenge the demand, or has exhausted its challenge, including appeals, if any. Upon request by the Company, the Executive shall deliver promptly to the Company upon termination of his services for the Company, or at any time thereafter as the Company may request, all memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) containing such Confidential Information.

(d)  Ownership of Developments. All processes, concepts, techniques, inventions and works of authorship, including new contributions, improvements, formats, packages, programs, systems, machines, compositions of matter manufactured, developments, applications and discoveries, and all copyrights, patents, trade secrets, or other intellectual property rights associated therewith conceived, invented, made, developed or created by the Executive over the Term of Employment either during the course of performing work for the Company or its clients, or which are related in any manner to the business (commercial or experimental) of the Company or its clients (collectively, “Work Product”), shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire on behalf of the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire on behalf of the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. The Executive shall further: (i) promptly disclose the Work Product to the Company; (ii) assign to the Company, without additional compensation, all patent or other rights to such Work Product for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of his inventions, all at the sole cost and expense of the Company.

(e)  Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive's employment hereunder or on the Company's request at any time.

(f)  Acknowledgment by Executive. The Executive acknowledges and confirms that the restrictive covenants contained in this Article 7 (including without limitation the length of the term of the provisions of this Article 7) are reasonably necessary to protect the legitimate business interests of the Company, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that the compensation payable to the Executive under this Agreement is in consideration for the duties and obligations of the Executive hereunder, including the restrictive covenants contained in this Article 7, and that such compensation is sufficient, fair and reasonable. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Article 7 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Article 7. The Executive further acknowledges that the restrictions contained in this Article 7 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns. The Executive expressly agrees that upon any breach or violation of the provisions of this Article 7, the Company shall be entitled, as a matter of right, in addition to any other rights or remedies it may have, to (i) temporary and/or permanent injunctive relief in any court of competent jurisdiction as described in Article 7(i) hereof, and (ii) such damages as are provided at law or in equity. The existence of any claim or cause of action against the Company or its affiliates, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictions contained in this Article 7.

(g)  Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Article 7 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 7 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law.

(h)  Extension of Time. If the Executive shall be in violation of any provision of this Article 7, then each time limitation set forth in this Article 7 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Article 7 shall be extended for a period of time equal to the duration of such proceeding including all appeals by the Executive.

(i)  Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Article 7 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Article 7 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

8. Representations and Warranties of Executive.

The Executive represents and warrants to the Company that:

(i) Executive’s employment will not conflict with or result in his breach of any agreement to which he is a party or otherwise may be bound;

(ii) Executive has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which he is or may be bound;

(iii) Executive will not use any confidential or proprietary information that he may have obtained in connection with employment with any prior employer, with the exception of current or former affiliates, parents, or subsidiaries of the Company;

(iv) Executive has not (i) been convicted of any felony; or (ii) committed any criminal act with respect to Executive’s current or any prior employment; and

(v) The Executive is not dependent on alcohol or the illegal use of drugs.

9. Mediation.

Except to the extent the Company has the right to seek an injunction under Article 7(i) hereof, in the event a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties hereby agree first to attempt in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Employment Mediation Rules before resorting to the jurisdiction of federal or state courts to resolve any dispute.

10. Taxes.

Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

11. Assignment.

The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

12. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Utah, without regard to principles of conflict of laws.

13. Jurisdiction and Venue.

The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Salt Lake City, Utah, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally (i) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement which is expressly permitted by the terms of this Agreement to be brought in a court of law, shall be brought in the courts of record of the State of Utah or the court of the United States; (ii) consents to the jurisdiction of each such court in any such suit, action or proceeding; (iii) waives any objection which it or he may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (iv) agrees that service of any court papers may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in such courts.

14. Survival.

The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment hereunder, including without limitation, the Company’s obligations under Article 6 and the Executive’s obligations under Article 7 above, and the expiration of the Term of Employment, to the extent necessary to the intended preservation of such rights and obligations.

15. Notices.

All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by email or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to 299 Main Street, 13th Floor, Attention: the Board, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.

16. Benefits; Binding Effect.

This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

17. Right to Consult with Counsel; No Drafting Party.

The Executive acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of his own choosing, and, given this, the Executive agrees that the obligations created hereby are not unreasonable. The Executive acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

18. Severability.

The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

19. Waivers.

The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

20. Damages; Attorneys Fees.

Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto seeks to collect any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable costs and attorneys' fees of the other.

21. No Set-off or Mitigation.

The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

22. Section Headings.

The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

23. No Third Party Beneficiary.

Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

24. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

25. Indemnification.

(i) Subject to limitations imposed by law, the Company shall indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorneys' fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, employee or agent of the Company, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company also shall pay all expenses (including attorney's fees) incurred by the Executive as a result of the Executive being called as a witness in connection with any matter involving the Company and/or any of its officers or directors.

(ii) Except in the event that the Company is involved in an adversarial claim either against or initiated by Executive, the Company shall pay any expenses (including attorneys' fees), judgments, penalties, fines, settlements, and other liabilities incurred by the Executive in investigating, defending, settling or appealing any action, suit or proceeding described in this Article 25 in advance of the final disposition of such action, suit or proceeding. Subject to the limited exception conditioned above, the Company shall promptly pay the amount of such expenses to the Executive, but in no event later than 10 days following the Executive's delivery to the Company of a written request for an advance pursuant to this Article 25, together with a reasonable accounting of such expenses.

(iii) The Executive hereby undertakes and agrees to repay to the Company any advances made pursuant to this Article 25 if and to the extent that it shall ultimately be found that the Executive is not entitled to be indemnified by the Company for such amounts.

(iv)  The Company shall make the advances contemplated by this Article 25 regardless of the Executive's financial ability to make repayment, and regardless whether indemnification of the Executive by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this Article 25 shall be unsecured and interest-free.

(v)  The provisions of this Article 25 shall survive the termination of the Term of Employment and expiration of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

ARVANA INC.

By: /s/ John Baring

John Baring, Chairman of the Board of Directors

On Behalf of the Board of Directors

EXECUTIVE:

/s/ Ruairidh Campbell

Ruairidh Campbell

1

EXHIBIT A

FORM OF RELEASE

GENERAL RELEASE OF CLAIMS

Ruairidh Campbell (“Executive”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Articles 6(c) (in the case of Disability), Articles 6(e) or 6(f) (other than the Accrued Obligations) of the Employment Agreement to which this release is attached as Exhibit A (“Employment Agreement”), does hereby release and forever discharge Arvana Inc. (“Company”), its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Executive acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that he may have as of the date hereof. Executive further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any actions to enforce rights arising under, or any claim for benefits which may be due Executive pursuant to, the Employment Agreement, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification rights Executive may have as a former officer or director of the Company or its subsidiaries or affiliated companies, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (v) any rights as a holder of equity securities of the Company.

Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (“Proceeding”); provided, however, Executive shall not have relinquished his right to commence a Proceeding to challenge whether Executive knowingly and voluntarily waived his rights under ADEA.

Executive hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier. Executive also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.

Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of Utah applicable to contracts made and to be performed entirely within such State.

Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

This General Release of Claims shall take effect on the eighth day following Executive’s execution of this General Release of Claims unless Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

____________________________

Ruairidh Campbell

_______________, 20__

2

Appendix A

Stock Option Agreement

ARVANA Inc.

notice of award

Grantee’s Name and Address:	Ruairidh Campbell
3002 Kinney Avenue
Austin, Texas 78704

You (the “Grantee”) have been granted an option to purchase shares of Common Stock, subject to the terms and conditions of this Notice of Stock Option Award (the “Notice”), the Stock Option Award Agreement (the “Option Agreement”) and the Arvana Inc. 2022 Stock Incentive Plan (the “Stock Incentive Plan”) attached hereto, as follows. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Option Agreement.

Date of Award: October 15, 2022

Vesting Schedule

Vesting Dates	Stock Option Tranches
August 31, 2023	250,000
October 14, 2023	10,000
August 31, 2024	250,000
October 14, 2024	10,000
October 14, 2025	10,000
October 14, 2026	10,000
October 14, 2027	10,000
Total Stock Options	550,000

Exercise Price per Share	$0.26
Number of Shares Optioned (the “Shares”)	550,000
Total Exercise Price	$143,000
Type of Option	Incentive Stock Option
Expiration Date	October 14, 2028

IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Option is to be governed by the terms and conditions of this Notice, the Option Agreement and the Stock Incentive Plan.

ARVANA INC.,

a Nevada corporation

By: /s/ John Baring

Name: John Baring

Title: Chairman of the Board of Directors

The Grantee acknowledges receipt of a copy of the Option Agreement and the Stock Incentive Plan and represents that he is familiar with the terms and provisions thereof, and hereby accepts the Option subject to all of the terms and provisions hereof and thereof. The Grantee has reviewed this Notice, the Stock Incentive Plan and the Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice, and fully understands all provisions of the aforesaid documentation. The Grantee hereby agrees that all disputes arising out of or relating to this Notice and the Option Agreement shall be resolved in accordance with Section 13 of the Option Agreement. The Grantee further agrees to notify the Company upon any change in the address indicated in this Notice.

Date: October 15, 2022

Signed: /s/ Ruairidh Campbell
Ruairidh Campbell

3

ARVANA inc.

STOCK OPTION AWARD AGREEMENT

1.  Grant of Option. Arvana Inc., a Nevada corporation (the “Company”), hereby grants to the Grantee (the “Grantee”) named in the Notice of Stock Option Award (the “Notice”), an option (the “Option”) to purchase the Total Number of Shares of Common Stock subject to the Option (the “Shares”) set forth in the Notice, at the Exercise Price per Share set forth in the Notice (the “Exercise Price”) subject to the terms and provisions of this Stock Option Award Agreement (the “Option Agreement”), the Arvana Inc. 2022 Stock Incentive Plan (the “Stock Incentive Plan”) and the Notice.

2. Definitions. As used herein, the following definitions shall apply:

(a)  “Applicable Laws” means the legal requirements applicable to the Option under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Options granted to residents therein.

(b)“Board” means the Board of Directors of the Company and shall include any committee of the Board or Officer of the Company to which the Board has delegated its authority under this Agreement.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Common Stock” means the common stock of the Company.

(e) “Company” means Arvana Inc., a Nevada corporation.

(f) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)  “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Board deems reliable;

(ii)  If the Common Stock is regularly quoted on an automated quotation system (including the OTC market) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system on the date of determination, but if selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(iii)  In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Board in good faith.

(h)  “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(i) “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which these persons (or the Grantee) have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than fifty percent (50%) of the voting interests.

(j)  “Non-Qualified Stock Option” means an Option not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(k)  “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(l)  “Share” means a share of the Common Stock.

3. Exercise of Option.

(a) Right to Exercise. The Option shall be exercisable during its term in accordance with the applicable provisions of this Option Agreement. In no event shall the Company issue fractional Shares.

(b) Method of Exercise. The Option shall be exercisable by delivery of an Exercise Notice (a form of which is attached as Exhibit A) which shall state the election to exercise the Option and the whole number of Shares in respect of which the Option is being exercised. The Exercise Notice shall be signed by the Grantee and shall be delivered in person, by certified mail, or by such other method (including electronic transmission) as determined from time to time by the Board to the Company accompanied by payment of the Exercise Price. The Option shall be deemed to be exercised upon receipt by the Company of such notice accompanied by the Exercise Price, which, to the extent selected, shall be deemed to be satisfied by use of the broker-dealer sale and remittance procedure to pay the Exercise Price provided in Section 5(d), below.

(c) Taxes. No Shares will be delivered to the Grantee or other person pursuant to the exercise of the Option until the Grantee or other person has made arrangements acceptable to the Board of the Company for the satisfaction of applicable income tax and employment tax withholding obligations, if any, including, without limitation, obligations incident to the receipt of Shares. Upon exercise of the Option, the Company may offset or withhold (from any amount owed by the Company to the Grantee) or collect from the Grantee or other person an amount sufficient to satisfy such tax obligations and/or the employment tax withholding obligations.

4. Grantee’s Representations. The Grantee understands that neither the Option nor the Shares exercisable pursuant to the Option have been registered under the Securities Act of 1933, as amended or any United States securities laws. In the event the Shares purchasable pursuant to the exercise of the Option have not been registered under the Securities Act of 1933, as amended, at the time the Option is exercised, the Grantee shall, if requested by the Company, concurrently with the exercise of all or any portion of the Option, deliver to the Company his or her Investment Representation Statement in the form attached hereto as Exhibit B.

5. Method of Payment. Payment of the Exercise Price shall be made by any of the following, or a combination thereof, at the election of the Grantee; provided, however, that such exercise method does not then violate any Applicable Law:

(a) cash;

(b) check;

(c) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Board may require (including withholding of Shares otherwise deliverable upon exercise of the Option) which have a Fair Market Value on the date of surrender or attestation equal to the aggregate Exercise Price of the Shares as to which the Option is being exercised, provided, however, that Shares acquired under the Option or any other equity compensation plan or agreement of the Company must have been held by the Grantee for a period of more than six (6) months; and

(d) payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (i) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (ii) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction.

6. Restrictions on Exercise. The Option may not be exercised if the issuance of the Shares subject to the Option upon such exercise would constitute a violation of any Applicable Laws.

7. Transferability of Option. The Option may not be transferred in any manner other than by will or by the laws of descent and distribution, provided, however, that the Option may be transferred to members of the Grantee’s Immediate Family. Notwithstanding the foregoing, the Grantee may designate members of the Grantee’s Immediate Family as beneficiaries of the Grantee’s Option in the event of the Grantee’s death on a beneficiary designation form provided by the Board. The terms of the Option shall be binding upon the executors, administrators, heirs and successors of the Grantee.

8, Term of Option. The Option may be exercised no later than the Expiration Date set forth in the Notice. After the Expiration Date, the Option shall be of no further force or effect and may not be exercised.

9. Stop Transfer Notices. In order to ensure compliance with the restrictions on transfer set forth in this Option Agreement or the Notice, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

10. Refusal to Transfer. The Company shall not be required (a) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Option Agreement or (b) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

11. Entire Agreement: Governing Law. The Notice and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee. Nothing in the Notice and this Option Agreement (except as expressly provided therein) is intended to confer any rights or remedies on any persons other than the parties. The Notice and this Option Agreement are to be construed in accordance with and governed by the internal laws of the State of Utah without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Utah to the rights and duties of the parties. Should any provision of the Notice or this Option Agreement be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

12. Headings. The captions used in the Notice and this Option Agreement are inserted for convenience and shall not be deemed a part of the Option for construction or interpretation.

13. Dispute Resolution.

(a) Each of the Company and Grantee irrevocably consents and agrees that: (i) any legal action or proceeding arising out of or in connection with the Notice or this Option Agreement or the transactions contemplated thereby and hereby shall be brought and tried exclusively in federal or state courts located in Salt Lake County, Utah; and (ii) such party hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. Each of the Company and Grantee hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with the Notice or this Option Agreement or the transactions contemplated thereby or hereby brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Company and Grantee agrees that, to the fullest extent permitted by applicable law, a final judgment in any such suit, action, or proceeding brought in such a court shall be conclusive and binding upon such party and may be enforced in any court of the jurisdiction in which such party is or may be subject by a suit upon such judgment. Each of the Company and Grantee further agrees that personal jurisdiction over it may be affected by service of process by certified mail addressed as provided in Section 14 of this Option Agreement, and when so made shall be as if served upon it personally within the State of Utah.

(b) TO THE EXTENT PERMITTED BY LAW, EACH OF THE COMPANY AND GRANTEE HEREBY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THE NOTICE OR THIS OPTION AGREEMENT OR THE TRANSACTION CONTEMPLATED THEREBY OR HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST THE OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH OF THE COMPANY AND GRANTEE HEREBY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THE NOTICE OR THIS OPTION AGREEMENT, OR ANY PROVISION THEREOF OR HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THE NOTICE OR THIS OPTION AGREEMENT.

(c) In the event of any suit, action, or proceeding brought by any party for a breach of any term hereof, or to enforce any provision hereof, the prevailing party shall be entitled to reasonable attorneys’ fees in addition to court costs and other expenses of litigation in said action or proceeding. For purposes of this Section 13(c), “prevailing party” includes, without limitation, a party who agrees to dismiss an action or proceeding upon the other’s payment of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought. The provisions set forth in this Section 13(c) shall survive the merger of these provisions into any judgment.

14. Notices. Any notices, consents, agreements, elections, amendments, approvals and other communications provided for or permitted by the Notice or this Option Agreement or otherwise relating to the Notice or this Option Agreement shall be in writing and shall be deemed effectively given upon the earliest to occur of the following: (i) upon personal delivery to such party; (ii) when sent by confirmed email or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt; or (v) upon actual receipt by the party to be notified via any other means (including public or private mail, electronic mail or telegram); provided, however, that notice sent via electronic mail shall be deemed duly given only when actually received and opened by the party to whom it is addressed. All communications to be sent to a party shall be sent to the address set forth below, or to such other address as a party shall designate from time to time in writing notice to the other party in accordance with the provisions of this Section 14.

If to Grantee: to the address set forth in the Notice

If to the Company: Arvana Inc.
299 Main Street, 13th Floor
Salt Lake City

Utah 84111
Telephone: (801) 232-7395
Email: https://www.arvana.us

Attn: Chairman of the Board of Directors

15. Adjustment of Number of Shares and Exercise Prices. The number of and kind of securities purchasable upon exercise of the Option and the Exercise Prices shall be subject to adjustment from time to time as follows:

(a) Stock Splits, Stock Subdivisions or Combinations of Shares. The Exercise Price shall be proportionally decreased and the number of Shares issuable upon exercise of this Option (or any shares of stock or other securities at the time issuable upon exercise of the Option) shall be proportionally increased to reflect any stock split or subdivision of the Company’s Common Stock. The Exercise Price shall be proportionally increased and the number of Shares issuable upon exercise of the Option (or any shares of stock or other securities at the time issuable upon exercise of the Option) shall be proportionally decreased to reflect any combination of the Company’s Common Stock.

(b) Reclassification. If the Company, by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under the Option exist into the same or a different number of securities of any other class or classes, the Option shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under the Option immediately prior to such reclassification or other change and the Purchase Price therefore shall be appropriately adjusted, all subject to further adjustment as provided in this Section 15. No adjustment shall be made pursuant to this Section 15(b) upon any conversion or redemption of the Common Stock that is the subject of Section 15(d).

(c) Adjustment for Capital Reorganization, Merger or Consolidation. In case of any capital reorganization of the capital stock of the Company (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), or any merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all the assets of the Company then, and in each such case, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that Grantee shall thereafter be entitled to receive upon exercise of the Option, during the period specified herein and upon payment of the Purchase Price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable upon exercise of the Option would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if the Option had been exercised immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 15. The foregoing provisions of this Section 15(c) shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the exercise of the Option. If the per-share consideration payable to Grantee hereof for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Board. In all events, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions of this Option Agreement with respect to the rights and interests of Grantee after the transaction, to the end that the provisions of this Option Agreement shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of the Option.

(d) Conversion of Common Stock. In case all or any portion of the authorized and outstanding shares of Common Stock of the Company are redeemed or converted or reclassified into other securities or property pursuant to the Company’s charter or otherwise, or the Common Stock otherwise ceases to exist, then, in such case, Grantee, upon exercise of the Option at any time after the date on which the Common Stock is so redeemed or converted, reclassified or ceases to exist (the “Termination Date”), shall receive, in lieu of the number of shares of Common Stock that would have been issuable upon such exercise immediately prior to the Termination Date, the securities or property that would have been received if the Option had been exercised in full and the Common Stock received thereupon had been simultaneously converted immediately prior to the Termination Date, all subject to further adjustment as provided in this Option Agreement. Additionally, the Exercise Price shall be immediately adjusted to equal the quotient obtained by dividing (i) the aggregate Exercise Price of the maximum number of shares of Common Stock for which the Option was exercisable immediately prior to the Termination Date, by (ii) the number of shares of Common Stock of the Company for which the Option is exercisable immediately after the Termination Date, all subject to further adjustment as provided herein.

16. Notice of Adjustment. In each case of any adjustment in the Exercise Price, or number or type of shares issuable upon exercise of the Option, the Board or the chief financial officer of the Company shall promptly compute such adjustment in accordance with the terms of this Option Agreement and promptly prepare and send to Grantee a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based, including a statement of the adjusted Exercise Price.

17. Other Notices. If at any time:

(a) the Company shall declare any cash dividend upon its Common Stock; or

(b) there shall be any capital reorganization or reclassification of the capital stock of the Company; or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation or other business entity; or

(c) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company; then, in any one or more of said cases, the Company shall give, (i) at least twenty (20) days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, at least twenty (20) days prior written notice of the date when the same shall take place; provided, however, that Grantee shall make a best efforts attempt to respond to such notice as early as possible after the receipt thereof. Any notice given in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, the date on which the holders of Common Stock shall be entitled thereto. Any notice given in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up, conversion or public offering, as the case may be.

18. Reservation of Stock. The Company hereby covenants that at all times there shall be reserved for issuance and delivery upon exercise of the Option such number of shares of Common Stock or other shares of capital stock of the Company as are from time to time issuable upon exercise of the Option and, from time to time, will take all steps necessary to amend its charter to provide sufficient reserves of shares of Common Stock or other shares of capital stock issuable upon exercise of the Option. All such shares shall be duly authorized, and when issued upon such exercise, shall be validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights, except encumbrances or restrictions arising under federal or state securities laws. Issuance of the Option as evidenced by the Notice and this Option Agreement shall constitute full authority to the Company’s officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock or other shares of capital stock issuable upon the exercise of the Option.

19. No Impairment. The Company will not, by amendment of its charter or bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Notice or this Option Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Grantee against impairment. Without limiting the generality of the foregoing, the Company will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock or other shares of capital stock issuable upon exercise of the Option.

20. Severability. If any provision of the Notice or this Option Agreement, or the application thereof or hereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of the Notice and this Option Agreement and such provision as applied to other persons, places and circumstances shall remain in full force and effect. Otherwise, the parties agree that such court shall replace any such invalid or unenforceable provision with a valid provision that most closely approximates the intent and economic effect of the invalid or unenforceable provision.

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exhibit a

EXERCISE NOTICE

Arvana Inc.

Attention: Secretary

Effective as of today, the undersigned (the “Grantee”) hereby elects to exercise the Grantee’s option to purchase ___________ shares of the Common Stock (the “Shares”) of Arvana Inc. (the “Company”) under and pursuant to the Stock Option Award Agreement (the “Option Agreement”) and Notice of Stock Option Award (the “Notice”) dated October 15, 2022. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Option Agreement.

In connection with Grantee’s exercise of the Option, Grantee hereby:

•	Tenders herewith payment of the full exercise price for the Shares in the form of cash or check in the amount of $___________.
•	Elects to pay the exercise price for the Shares by use of the broker-dealer sale and remittance procedure provided in Section 5(d) of the Option Agreement, and accordingly hereby requests that the Company deliver the certificates for the purchased Shares directly to the Company’s designated brokerage in order to complete the sale transaction.

Please issue a certificate or certificates for such securities in the name of, and to:

Name:

Address:

Social Security Number:

I hereby acknowledge that I have been advised to consult with a tax advisor prior to exercise of the Option regarding the tax consequences to me of exercising the Option.

Submitted by Grantee:

Ruairidh Campbell

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exhibit B

INVESTMENT REPRESENTATION STATEMENT

GRANTEE: Ruairidh Campbell

COMPANY Arvana Inc.

SECURITY: Common Stock

AMOUNT:

DATE:

In connection with the purchase of the above listed Securities, the undersigned Grantee represents to the Company the following:

(a)  Grantee is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. Grantee is acquiring these Securities for investment for Grantee’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(b)  Grantee acknowledges and understands that the Securities constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon among other things, the bona fide nature of Grantee’s investment intent as expressed herein. Grantee further understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Grantee understands that the certificate evidencing the Securities will be imprinted with a legend which prohibits the transfer of the Securities unless they are registered or such registration is not required.

(c)  Grantee is familiar with the provisions of Rule 144, each promulgated under the Securities Act, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non public offering subject to the satisfaction of certain conditions.

(d)  Grantee represents that he is a resident of the State of __________________.

Signature of Grantee

Ruairidh Campbell

Date:

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